EXHIBIT 99.1

ROBERTA B. HARDY

VIA EMAIL AND VIA FAX

May 20, 2009

Board of Directors
Smart Online, Inc.
4505 Emperor Blvd, Suite 320
Durham North Carolina 27703

Members of the Board of Directors:

I hereby resign as a member of the Board of Directors of Smart Online, Inc. (the “Company”), effective as of 6:00 p.m. today.

I have decided to resign as a member of the Company’s Board of Directors principally because of my disagreement with the Board’s decision to change the Company’s securities lawyers during the Board meeting held on Tuesday, May 19, 2009.

The Board members who voted to approve the change of the Company’s securities lawyers did not provide to me any information that I requested about the rationale for the change. I also did not receive any information that I requested to demonstrate the experience and expertise of the law firm approved by the Board to provide securities counsel in the future.

The Company’s former securities lawyers have substantial securities law experience and significant knowledge of the Company.

I am greatly concerned that the Company’s change in securities lawyers will expose the Company and its directors and officers to greater risk.

I wish to remind you of the Company’s obligations pursuant to Item 502(a) of Form 8-K, which, among other things, requires the Company to timely file a copy of this letter as an exhibit to a Form 8-K.

Sincerely,

/s/ Roberta B. Hardy

Roberta B. Hardy